FOR IMMEDIATE RELEASE

American Realty Capital Properties Extends Term and Receives More Favorable Pricing on Senior Unsecured Line of Credit

ARCP Accepted Commitments from 20 Financial Institutions Totaling $4.6 Billion

New York, New York, June 30, 2014 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today that it has amended and extended its unsecured credit facility, reflective of ARCP’s investment grade status. ARCP accepted total commitments of $4.6 billion for the amended credit facility, providing low-cost debt to ARCP, and successfully extended the term to four years, through June 30, 2018, with the right to extend the term for one additional year. Loans under the revised facility will initially be priced with an applicable margin of 135 basis points in the case of LIBOR revolving loans and 160 basis points in the case of LIBOR term loans. This financing extends ARCP’s debt maturity and reduces secured, short-term debt, enhances its long-term balance sheet fundamentals and lowers its cost of capital. Currently, ARCP has $11.8 billion of unencumbered assets.

“This unsecured credit facility, with more favorable pricing and extended term, signals a direct affirmation from 20 leading financial institutions of their confidence in our high-quality, diversified net lease portfolio, our status as an investment grade borrower and the strength of our balance sheet,” stated David S. Kay, President of ARCP. “The amendments to the credit facility enhance ARCP’s flexibility to manage its real estate portfolio, eliminate short-term debt maturities, further strengthen its liquidity and reduce its cost of debt.”

About ARCP

ARCP is a self-managed publicly traded real estate investment trust, organized as a Maryland corporation, listed on The NASDAQ Global Select Market, focused on acquiring and owning single-tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) may contain “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, ARCP’s plans, financing, market and other expectations, objectives, intentions and other statements that are not historical facts, including ARCP’s ability to recognize the benefits of its revised credit facility. Additional factors that may affect future results are contained in ARCP's filings with the SEC, which are available at the SEC's website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP, CFO, Treasurer and Secretary
DDCWorks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arcpreit.com
Ph: (484-342-3600)	Ph: (212-415-6500)